Exhibit 99.1

                 Scholastic Reports Fiscal 2008 Second
                           Quarter Results

          Solid Performance Drives Improved Operating Margins

        Following Strategic Review, Announces Intention to Exit
                 Direct-to-Home Continuities Business


    NEW YORK--(BUSINESS WIRE)--Dec. 20, 2007--Scholastic Corporation (NASDAQ: SCHL) today reported results for the fiscal second quarter ended November 30, 2007. The Company also announced that it intends to divest the Direct-to-Home Continuities business, as part of its strategy to increase profits and improve margins.

    Revenue in the second quarter was $746.2 million compared to $735.5 million in the prior year period, and net profit was $75.6 million versus $75.1 million. Earnings per diluted share rose to $1.93 from $1.75 in the prior year period, primarily reflecting accretion from the previously announced $200 million accelerated share repurchase. In the quarter, Direct-to-Home Continuities contributed revenue of $33.2 million and resulted in a pro forma net loss of $6.1 million or $0.16 per diluted share, based on the Company's normal effective tax rate of 37.0%; this is compared to revenue of $38.1 million and a pro forma net loss of $2.8 million or $0.06 per diluted share in the second quarter of fiscal 2007.

    "In the second quarter, Scholastic's businesses, excluding Direct-to-Home, performed on plan, and the Company's operating income and margin improved year-over-year," commented Richard Robinson, Chairman, CEO and President. "Profits from School Book Fairs, Clubs and Trade Publishing all rose, while Scholastic Education made progress investing in a reorganized sales force, increased technical support and consulting services, and new technology products. In addition our International segment recorded double-digit revenue and profit growth."

    Mr. Robinson continued, "The Direct-to-Home Continuities business has generated significant earnings and cash since we acquired it in June 2000, but in the last three years it has lost profitability. After careful review of this year's performance, we have concluded that it will not meet its fiscal 2008 goals. We continue to believe that Direct-to-Home's brand portfolio and extensive reach to young families represent valuable assets. However, given this year's difficulties, we have decided that the best course of action for Scholastic and for this business is to divest it at this time. The Company will continue building direct relationships with parents and families through our other channels, especially on-line."

    Scholastic intends to sell the U.S. Direct-to-Home Continuities business and its U.K. and Canada continuities divisions. Greenhill & Co. has been retained and has begun the sales process. The Company currently expects to report these businesses as discontinued operations for accounting purposes in the fiscal third quarter, ending on February 29, 2008.

    The Company affirmed its fiscal 2008 guidance for revenue of $2.3 to $2.5 billion and earnings per diluted share of $2.35 to $2.85, with solid performance from core businesses offsetting lower than expected results from Continuities. This earnings outlook does not reflect potentially significant non-cash write-downs of assets and modest cash expenses that are expected as a result of the Company's decision to sell Direct-to-Home Continuities. The outlook for free cash flow in fiscal 2008 remains $80 to $100 million.

    Scholastic also announced that its Board of Directors has authorized a program to repurchase up to $20 million of its common stock, using available cash to offset dilution from stock-based compensation. Under this program, the Company may purchase shares, from time to time as conditions allow, on the open market or in negotiated private transactions.

    Segment Results

    Children's Book Publishing and Distribution. Segment revenue was $431.3 million in the second quarter, down modestly from $442.7 million in the prior year period; segment operating income was $99.7 million in the quarter compared to $99.6 million a year ago. Profit rose in Trade Publishing, driven by strong sales of the Harry Potter(R) box-set as well as The Star Wars Pop-Up Guide to the Galaxy by Matthew Reinhart, The Invention of Hugo Cabret by Brian Selznick and other front-list titles. Improved efficiencies also drove higher profit in School Book Fairs on slightly higher revenue. In School Book Clubs profit increased despite lower revenue, reflecting continued cost management and the elimination of less profitable mailings. These factors were offset by an increased loss and lower revenue in Direct-to-Home Continuities. Pre-tax operating loss due to Direct-to-Home Continuities was $9.7 million, compared to a loss of $4.4 million a year ago.

    Educational Publishing. Segment revenue for the quarter was $99.6 million, up modestly from $97.2 million in the prior year period. Segment operating income declined to $12.5 million from $17.1 million a year ago, reflecting planned investments in the sales and service organization and in new product development. This transition, in addition to a soft school funding environment, modestly impacted sales of educational technology and curriculum products in the quarter.

    International. Segment revenue for the quarter was $157.6 million, up 13% (2% in local currencies) from $139.0 million in the prior year period. Segment operating income rose significantly to $24.2 million compared to $19.8 million in the prior year period, due to the positive impact of foreign exchange and improved results in the United Kingdom and Australia.

    Media, Licensing and Advertising. Segment revenue for the quarter was $57.7 million, up modestly from $56.6 million in the prior year period, and operating income rose 18% to $10.9 million from $9.2 million. Growth in interactive products, driven by strong sales in the Company's school-based channels and by new titles for Leapster and Nintendo DS, resulted in improved results and margins.

    Corporate Overhead. Corporate overhead expense in the quarter declined to $17.1 million from $19.3 million in the prior year period, reflecting lower headcount and improved benefit expenses.

    Consolidated Results

    For the first half of fiscal 2008, net income was $72.8 million or $1.83 per diluted share, up from $28.2 million or $0.66 per diluted share in the first half of fiscal 2007. Revenue in the period rose 25% to $1,333.1 million from $1,070.4 million in the first half of fiscal 2007. The year-over-year difference in revenue and profitability primarily reflects higher Harry Potter revenue, partially offset by lower results in Direct-to-Home Continuities and planned investment in Educational Publishing. In the first half of fiscal 2008, Direct-to-Home Continuities contributed revenue of $70.5 million and resulted in a pro forma net loss of $10.9 million or $0.27 per diluted share, based on the Company's normal effective tax rate of 37.0%; this is compared to revenue of $74.4 million and a pro forma net loss of $6.9 million or $0.16 per diluted share in the prior year period.

    The adoption of FIN 48 ("Accounting for Uncertainty in Income Taxes") effective June 1, 2007 resulted in additional tax expense of $0.02 per diluted share in the second quarter; together with FAS 109 ("Accounting for Income Taxes"), it resulted in additional tax expense of $0.04 per diluted share in the first half. Stock-based compensation expense per diluted share was $0.03 in the second quarter and $0.05 in the first half of fiscal 2008.

    Free cash flow (as defined) in the first half of fiscal 2008 was $169.5 million, compared to a cash use of $46.4 million in the same period last year. In the second quarter free cash flow was $299.2 million compared to $101.5 million in the prior year period. This significant improvement was principally driven by Harry Potter-related earnings and cash receipts and the favorable timing of associated accrued expenses, which will be paid in the fourth quarter. Working capital management also improved, as inventory levels at quarter end declined by $16.2 million or 3% relative to the prior year.

    Net debt (as defined) was $226.5 million at quarter end, down from $343.5 million a year earlier, reflecting strong free cash flow in the intervening twelve months. This was partially offset by additional debt incurred in the first quarter of fiscal 2008 to finance the $200 million accelerated share repurchase program, under which the Company received a total of 5,773,194 shares.

    Conference Call

    The Company will hold a conference call to discuss its results at 8:00 am ET today, December 20, 2007. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.




----------------------------------------------------------------------
                        SCHOLASTIC CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)
        (Amounts in millions except share and per share data)

                                  ------------------ -----------------
                                  THREE MONTHS ENDED SIX MONTHS ENDED
                                  ------------------ -----------------
                                  11/30/07  11/30/06 11/30/07 11/30/06
                                  ------------------ -----------------


Revenues                             $746.2   $735.5 $1,333.1 $1,070.4

Operating costs and expenses:
   Cost of goods sold                 318.1    323.1    642.6    494.9
   Selling, general and
    administrative expenses           264.1    250.5    486.8    447.1
   Bad debt expense                    17.5     19.5     35.3     35.2
   Depreciation and amortization       16.3     16.0     33.0     32.9
                                  ------------------ -----------------
Total operating costs and
 expenses                             616.0    609.1  1,197.7  1,010.1

Operating income                      130.2    126.4    135.4     60.3

Interest expense, net                   9.5      8.3     17.9     15.7
                                  ------------------ -----------------

Earnings before income taxes          120.7    118.1    117.5     44.6

Tax provision                          45.1     43.0     44.7     16.4
                                  ------------------ -----------------

Net income                            $75.6    $75.1    $72.8    $28.2
                                  ================== =================

Weighted average shares
 outstanding (1)
   Basic                               38.5     42.3     39.1     42.2
   Diluted                             39.1     42.8     39.7     42.6

Net income per share
   Basic                              $1.96    $1.77    $1.86    $0.67
   Diluted                            $1.93    $1.75    $1.83    $0.66

                                  ------------------ -----------------




 (1) On June 1, 2007, the Company entered into an agreement to repurchase $200.0 of its outstanding Common Stock under a "collared" Accelerated Share Repurchase (the "ASR") Agreement. Under the ASR, the Company initially received approximately 5.1 million shares of Common Stock on June 28, 2007. On October 29, 2007, the settlement date of the ASR, the Corporation received another 0.7 million shares at no additional cost, bringing the total number of shares repurchased and received under the ASR to
      5.8 million shares, which is reflected in the Treasury Stock component of Stockholders' equity. This had a 4.4 million share effect on basic and diluted weighted shares outstanding for the six months ended November 30, 2007.





----------------------------------------------------------------------
                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                             (UNAUDITED)
                        (Amounts in millions)


                                       -------------------------------
                                             THREE MONTHS ENDED
                                       -------------------------------
                                       11/30/07 11/30/06    Change
                                       ----------------- -------------


Children's Book Publishing &
 Distribution (1)
   Revenue                              $431.3   $442.7  ($11.4)  (3%)
   Operating income                       99.7     99.6     0.1    0%
                                       -----------------
   Operating margin                       23.1%    22.5%

Educational Publishing
   Revenue                                99.6     97.2     2.4    2%
   Operating income                       12.5     17.1    (4.6) (27%)
                                       -----------------
   Operating margin                       12.6%    17.6%

International (2)
   Revenue                               157.6    139.0    18.6   13%
   Operating income                       24.2     19.8     4.4   22%
                                       -----------------
   Operating margin                       15.4%    14.2%

Media, Licensing and Advertising
   Revenue                                57.7     56.6     1.1    2%
   Operating income                       10.9      9.2     1.7   18%
                                       -----------------
   Operating margin                       18.9%    16.3%

Overhead expense                          17.1     19.3     2.2   11%
                                       ----------------- -------

Operating income                        $130.2   $126.4    $3.8    3%
                                       ================= =======


                                       -------------------------------


                                       -------------------------------
                                              SIX MONTHS ENDED
                                       -------------------------------
                                       11/30/07 11/30/06    Change
                                       ----------------- -------------


Children's Book Publishing &
 Distribution (1)
   Revenue                              $773.8   $555.3  $218.5   39%
   Operating income                      102.4     32.3    70.1    *
                                       -----------------
   Operating margin                       13.2%     5.8%

Educational Publishing
   Revenue                               227.4    224.6     2.8    1%
   Operating income                       43.1     49.8    (6.7) (13%)
                                       -----------------
   Operating margin                       19.0%    22.2%

International (2)
   Revenue                               257.2    218.2    39.0   18%
   Operating income                       21.5     14.3     7.2   50%
                                       -----------------
   Operating margin                        8.4%     6.6%

Media, Licensing and Advertising
   Revenue                                74.7     72.3     2.4    3%
   Operating income                        5.8      3.1     2.7   87%
                                       -----------------
   Operating margin                        7.8%     4.3%

Overhead expense                          37.4     39.2     1.8    5%
                                       ----------------- -------

Operating income                        $135.4    $60.3   $75.1    *
                                       ================= =======


                                       -------------------------------




 *   Percent not meaningful.

 (1) Revenue related to the domestic direct-to-home portion of the Company's continuity programs, which the Company intends to sell, was $33.2 and $38.1 for the three months ended November 30, 2007 and 2006, respectively, and $70.5 and $74.4 for the six months ended November 30, 2007 and 2006, respectively. Operating loss related to the domestic direct-to-home portion of the Company's continuity programs was $9.7 and $4.4 for the three months ended November 30, 2007 and 2006, respectively, and $17.2 and $10.9 for the six months ended November 30, 2007 and 2006, respectively.

 (2) Revenue related to the international direct-to-home portion of the Company's continuity programs, which the Company intends to sell, was $10.4 and $11.7 for the three months ended November 30, 2007 and 2006, respectively, and $19.6 and $20.5 for the six months ended November 30, 2007 and 2006, respectively. Operating loss related to the international direct-to-home portion of the Company's continuity programs was $0.5 and $0.4 for the three months ended November 30, 2007 and 2006, respectively, and $1.6 and $1.6 for the six months ended November 30, 2007 and 2006, respectively.





----------------------------------------------------------------------
                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                             (UNAUDITED)
                        (Amounts in millions)

                     SELECTED BALANCE SHEET ITEMS

                                   -----------------
                                   11/30/07 11/30/06
                                   -----------------


Cash and cash equivalents            $187.6   $133.7
Accounts receivable, net              343.0    339.0
Inventories                           478.1    494.3
Accounts payable                      146.5    145.6
Accrued royalties                     143.1     42.9
Lines of credit, short-term debt
 and current portion of long-term
 debt                                  83.3    303.9
Long-term debt, excluding current
 portion                              330.8    173.3
Total debt                            414.1    477.2
Total capital lease obligations        63.7     66.1
Total stockholders' equity          1,028.6  1,084.4
Net debt (1)                          226.5    343.5

                                   -----------------

                       SELECTED CASH FLOW ITEMS

                                   ----------------- -----------------
                                     THREE MONTHS    SIX MONTHS ENDED
                                         ENDED
                                   ----------------- -----------------
                                   11/30/07 11/30/06 11/30/07 11/30/06
                                   ----------------- -----------------


Net cash provided by operating
 activities                          $333.7   $135.8   $234.6   $10.7
Less: Additions to property, plant
 and equipment                         12.9     13.1     22.6    19.3
      Pre-publication and
       production costs                14.8     12.4     26.6    22.9
      Royalty advances                  6.8      8.8     15.9    14.9
                                   ----------------- -----------------

Free cash flow (use) (2)             $299.2   $101.5   $169.5  ($46.4)
                                   ================= =================

                                   ----------------- -----------------




 (1) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

 (2) Free cash flow or use is defined by the Company as net cash provided by or used in operating activities, reduced by spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.



    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741